Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
MAY 12, 2014

CHESAPEAKE ENERGY CORPORATION TO HOST 2014 ANALYST DAY

OKLAHOMA CITY, MAY 12, 2014 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it will host its 2014 Analyst Day on Friday, May 16 at Chesapeake’s corporate headquarters in Oklahoma City, Oklahoma.

A live audio webcast of the event will begin at 8:30 am EDT and can be accessed by visiting the “Investors” section of the Chesapeake website at www.chk.com. The replay of the webcast will be available on the company’s website for approximately 30 days. Additionally, the company plans to post financial and operational data pertaining to the company to the “Investors” section of its website prior to the event.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and the 10th largest producer of oil and natural gas liquids in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing its large and geographically diverse resource base of unconventional natural gas and oil assets onshore in the U.S. The company also owns substantial marketing, compression and oilfield services businesses. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Gary T. Clark, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8870	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154